UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) July 17, 2007
A.C. Moore Arts & Crafts, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-23157	22-3527763

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 A.C. Moore Drive, Berlin, NJ	08009

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (856) 768-4930
Not Applicable

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 17, 2007, A.C. Moore Arts & Crafts, Inc. (the “Company” or “A.C. Moore”) and Lawrence H. Fine, the Company’s former President and Chief Operating Officer, entered into a separation agreement. Mr. Fine will receive severance payments from A.C. Moore in an amount equal to one year’s compensation at his rate as of the separation date (June 11, 2007), paid in nine equal monthly installments, in exchange for his compliance with the terms of the separation agreement. Mr. Fine’s separation agreement includes restrictive covenants relating to confidentiality, non-competition and non-solicitation. The confidentiality provisions protect A.C. Moore’s confidential information and work product. Mr. Fine may not compete with, solicit employees from or interfere with the business relationships of A.C. Moore for a period of 12 months following the effective date of the separation agreement. The non-competition provision generally prohibits Mr. Fine from engaging in any business competing with A.C. Moore’s business, as such business exists or was in process as of the separation date, within a 50 mile radius of any geographic location in which the Company engages, or actively plans to engage, in business. The separation agreement also provides for Mr. Fine’s release of the Company from all claims.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, dated July 17, 2007, between the Company and Lawrence H. Fine.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. MOORE ARTS & CRAFTS, INC.
Date: July 19, 2007	By:	/s/ Marc Katz
		Name:	Marc Katz
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated July 17, 2007, between the Company and Lawrence H. Fine.